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                      [MORRISON & FOERSTER LLP LETTERHEAD]




                                 January 5, 2000

                                                         Writer's Direct Contact
                                                               202-887-1682
                                                             modefeo@mofo.com


Crosswalk.com, Inc.
4100 Lafayette Drive
Suite 110
Chantilly, Virginia  20151-1214

       Re:    Registration Statement on Form S-3

Gentlemen:

       At your request, we have examined the Registration Statement on Form S-3 executed by you on January 5, 2000, and to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 250,000 shares of your common stock, $.01 par value (the "Common Stock").

       As your counsel in connection with the Registration Statement, we have examined such documents as we have deemed necessary to render this opinion.

       Based upon the foregoing, it is our opinion that the Common Stock, when issued and outstanding, will be validly issued, fully paid and non-assessable.

       We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                               Very truly yours,

                                               /s/Morrison & Foerster LLP